Exhibit 23.1

[Schenck letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Integrys Energy Group Employee Stock Ownership Plan
Green Bay, Wisconsin

We consent to the incorporation by reference in the Registration Statement Nos. 333-186988 and 333-183172 on Form S-3, 333-136911 on Form S-4, and 333-168540, 333-150312, 333-150311, 333-140912, 333-71990, 333-71992, 333-81134, 333-127890, and 333-127889 on Form S-8 of Integrys Energy Group, and Registration Statement Nos. 333-186984 and 333-182491 on Form S-3 and 333-127889-01 and 333-71990-01 on Form S-8 of Wisconsin Public Service Corporation of our report dated June 25, 2013, relating to the financial statements and supplemental schedules of Integrys Energy Group Employee Stock Ownership Plan & Trust, included in this Annual Report on Form 11-K of the Integrys Energy Group Employee Stock Ownership Plan for the year ended December 31, 2012.

/s/ Schenck SC

Certified Public Accountants

Green Bay, Wisconsin
June 25, 2013